                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8, with respect to the registration of shares issued upon exercise of options granted pursuant to the 1992 Incentive Stock Option of Casino Magic Corp. (the "Plan") and certain shares granted outside of the Plan of our report dated February 27, 1998 on the consolidated balance sheets of Hollywood Park, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which report appears in the Annual Report on Form 10-K of Hollywood Park, Inc. for the fiscal year ended December 31, 1997.




                                                  ARTHUR ANDERSEN LLP


Los Angeles, California
November 11, 1998